EXHIBIT 99.1

ICG Announces Third Quarter Financial Results

Company Reports Record Revenue and the Achievement of Important Strategic Milestones

RADNOR, Pa., Nov. 5, 2012 (GLOBE NEWSWIRE) -- ICG Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the quarter ended September 30, 2012.

Q3 Highlights

  Achieved record revenue and attained customer signings that exceeded ICG's expectations
  As previously announced, ICG increased its ownership in Channel Intelligence's parent to 52%, bringing it into ICG's group of consolidated companies. In tandem with this consolidation, ICG President Doug Alexander has assumed the role of CEO of Channel Intelligence
  Completed Procurian's acquisition of Utilities Analyses, a company focusing on comprehensive energy supply-side services that help clients cut utility costs and achieve ongoing savings in both regulated and deregulated environments
  Repurchased 462,000 shares during the quarter for $4.2 million

"We are very pleased with our third quarter results, reporting strong company performance and the achievement of important strategic milestones," said Walter Buckley, ICG's Chief Executive Officer. "With these accomplishments, we remain highly confident about our potential to drive shareholder value through the growth of our companies."

Financial Information

Revenue increased to $51.2 million ($53.6 million on a non-GAAP basis) for the third quarter of 2012, up from $35.1 million in the corresponding 2011 period.

Net income for the third quarter of 2012 was $21.3 million, or $0.59 per diluted share, compared to net loss of $(3.0) million, or $(0.08) per diluted share, in the corresponding 2011 period. Net income for the third quarter of 2012 included gains primarily related to a fair value gain recorded upon the consolidation of Channel Intelligence/myList.

Core consolidated EBITDA for the third quarter of 2012 was $4.3 million, compared to $4.4 million in the corresponding 2011 period. Core consolidated EBITDA for the third quarter of 2012 was lower due to the $1.5 million investment made in the quarter for the development of myList, the Facebook application for our eMarketing platform.

Non-GAAP net income (loss) for the third quarter of 2012 was $(0.8) million, compared to net income of $0.8 million in the prior year quarter.

A reconciliation of the most comparable GAAP financial measures to the non-GAAP measures used above is included with the financial tables at the end of this release.

Please see ICG's website at www.icg.com for more information on ICG, its companies and its third quarter 2012 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the third quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode by dialing 866-203-2528 or 617-213-8847. The passcode is 66341339.

For those unable to participate in the conference call, a replay will be available from November 5, 2012 at 12:00 p.m. ET until November 12, 2012 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 or 617-801-6888. The pass code is 79355251. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building profitable businesses in these sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

The ICG logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7794

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies' customers, our companies' collective ability to retain existing customer relationships and secure new ones, our companies' ability to compete successfully against their respective competitors, our companies' ability to timely and effectively respond to technological developments, our and our companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

ICG Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$ 51,239	$ 35,142	$ 132,947	$ 104,424

Operating Expenses
Cost of revenue	30,950	21,128	81,593	63,893
Selling, general and administrative	20,255	10,387	49,045	34,089
Research and development	5,572	3,091	12,924	9,545
Amortization of intangibles	2,525	338	4,385	1,013
Impairment related and other	739	484	1,026	603
Total operating expenses	60,041	35,428	148,973	109,143

Operating income (loss)	(8,802)	(286)	(16,026)	(4,719)

Other income (loss), net	31,570	(374)	33,021	26,184
Interest income	105	90	335	298
Interest expense	(202)	(145)	(398)	(477)
Income (loss) before income taxes and equity loss	22,671	(715)	16,932	21,286

Income tax benefit (expense)	(109)	1,338	(1,041)	(639)
Equity loss	(1,608)	(3,245)	(7,147)	(10,006)
Net income (loss)	20,954	(2,622)	8,744	10,641
Less: Net income (loss) attributable to the noncontrolling interest	(387)	335	417	941
Net income (loss) attributable to ICG	$ 21,341	$ (2,957)	$ 8,327	$ 9,700

Basic net income (loss) per share:
Income (loss) attributable to ICG common shareholders	$ 0.60	$ (0.08)	$ 0.23	$ 0.26

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	35,650	36,556	35,907	36,819

Diluted net income (loss) per share:
Income (loss) attributable to ICG common shareholders	$ 0.59	$ (0.08)	$ 0.23	$ 0.26

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	36,273	36,556	36,435	37,738

ICG Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$ 65,759	$ 121,909
Restricted cash	195	133
Accounts receivable, net	50,999	32,762
Other receivables	--	22,679
Deferred tax asset	613	613
Prepaid expenses and other current assets	6,171	2,835
Total current assets	123,737	180,931
Marketable securities	835	--
Fixed assets, net	12,058	6,046
Ownership interests	25,365	39,052
Goodwill and Intangibles, net	180,214	36,969
Deferred tax asset	31,826	31,940
Cost method investments	11,345	10,820
Other assets, net	1,044	1,062
Total Assets	$ 386,424	$ 306,820

LIABILITIES AND EQUITY
Current maturities of other long-term debt	$ 8,027	$ 4,759
Accounts payable	3,277	2,300
Accrued expenses	13,373	6,179
Accrued compensation and benefits	19,933	12,058
Deferred revenue	21,923	13,491
Total current liabilities	66,533	38,787
Long-term debt	19,984	10,761
Other non-current liabilities	5,616	2,397
Total Liabilities	92,133	51,945
Redeemable noncontrolling interest	3,133	1,378
Equity:
Controlling (ICG) equity	247,510	245,884
Noncontrolling interest	43,648	7,613
Total Equity	291,158	253,497
Total Liabilities, Redeemable noncontrolling interest and Equity	$ 386,424	$ 306,820

ICG Group, Inc.
Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	2011				2012
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
GAAP Revenue:	$33,954	$35,328	$35,142	$36,103	$36,630	$45,078	$51,239
Add back: Acquired businesses' deferred revenue	--	--	--	--	--	2,537	2,388
Non-GAAP revenue	$33,954	$35,328	$35,142	$36,103	$36,630	$47,615	$53,627

GAAP Net income (loss) attributable to ICG:	$15,890	($3,233)	($2,957)	$17,866	($7,020)	($5,994)	$21,341

Add back:
Share-based compensation	734	1,026	925	1,597	1,639	1,943	2,174
Amortization of intangibles	337	338	338	338	424	1,436	2,525
Impairment related and other	37	82	484	367	127	160	739
Other (income) loss, net	(24,946)	(1,612)	374	(16,440)	(397)	(1,054)	(31,570)
Acquired businesses' deferred revenue	--	--	--	--	--	2,537	2,388
Equity loss	3,576	3,185	3,245	1,958	2,303	3,236	1,608
Income tax expense (benefit) - deferred	2,620	(1,124)	(1,598)	(4,214)	279	71	5
Non-GAAP net income (loss)	($1,752)	($1,338)	$811	$1,472	($2,645)	$2,335	($790)

Net income (loss) attributable to non-controlling interests	352	254	335	1,294	152	652	(387)
Interest (income) expense, net	62	62	55	5	(29)	(5)	97
Depreciation	789	807	842	935	851	893	1,185
Corporate/other	4,114	3,882	2,089	2,581	4,442	3,403	4,096
Income tax expense (benefit) - current	320	161	260	(712)	261	321	104
Core Consolidated EBITDA (excluding share-based compensation and unusual items)	$3,885	$3,828	$4,392	$5,575	$3,032	$7,599	$4,305

About ICG's Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. ICG strongly urges investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release.

ICG's management believes that its non-GAAP financial measures provide useful information to investors because they allow investors to view the business through the eyes of management and provide meaningful supplemental information regarding ICG's operating results as they exclude amounts that ICG excludes as part of its monitoring of operating results and assessment of the performance of the business.

ICG presents the following non-GAAP financial measures in this release:  non-GAAP revenues, non-GAAP net income (loss) and core consolidated EBITDA (excluding stock based compensation and unusual items). ICG includes or excludes items from these non-GAAP financial measures as described below.

Non-GAAP revenue includes the following item:

  Acquired businesses' deferred revenue. ICG includes acquired businesses' previously deferred revenues that are not recognized under GAAP because ICG considers them a part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on its operations.

Non-GAAP net income (loss), in addition to deferred revenue adjustments inclusion above, excludes the additional following items:

  Share-based compensation. ICG excludes share-based compensation expenses associated with equity granted to employees and non-employee directors primarily because they are non-cash expenses that ICG does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results over different time periods and the comparison of ICG's results with results of other companies.

  Amortization of intangibles. ICG excludes amortization of acquired intangibles, primarily customer relationships and technology, because they are expenses that ICG does not consider part of ongoing operating results when assessing the performance of its business, and ICG believes that doing so facilitates comparisons to its historical operating results and to the results of other companies.

  Impairment-related and other costs. ICG excludes the effect of impairment-related and other costs, which primarily include impairment charges, revaluation of contingent consideration, restructuring and severance fees, acquisition related costs, legal and settlement costs and other one-time costs, because ICG does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on ICG's operations.

  Other income (loss), net. ICG excludes the effect of other income (loss), net, which primarily includes transaction-driven gains and losses as well as certain foreign currency impacts, because ICG does not consider them part of ongoing operating results when assessing the performance of its business and believes it is useful for investors to understand the effects of these items on ICG's operations.

  Equity loss. In accordance with GAAP, ICG recognizes its share of the earnings or losses of each company accounted for under the equity method and adjusts the carrying amount for each such company for its share of the earnings or losses of the company.  ICG excludes GAAP equity income (loss) because it is significantly impacted by factors outside its direct control.

  Income tax expense (benefit) - deferred. ICG excludes the effect of deferred income tax expense (benefit) primarily because it is a non-cash expense that ICG does not consider a meaningful component of its operating results when assessing the performance of its business, and the exclusion of this item facilitates the comparison of results over different time periods.

Core consolidated EBITDA, excluding share-based compensation and unusual items, is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, share-based compensation and unusual items of ICG's core consolidated companies. ICG considers charges unusual when they are transactional-driven or non-recurring. Core consolidated EBITDA excludes the items described above, as well as the following:

  Net income (loss) attributable to non-controlling interests. ICG excludes net income (loss) attributable to non-controlling interests primarily because non-controlling interest includes income or loss from operations due to non-controlling interests that are unrelated to ICG's ownership.

  Corporate/other. ICG excludes corporate operating expenses and adjusts for other core consolidated non-operational items primarily because ICG considers this in assessing the performance of its core consolidated businesses.

ICG believes that the following considerations apply to the non-GAAP financial measures that it presents:

  ICG's management uses non-GAAP revenue, non-GAAP net income (loss) and core consolidated EBITDA, excluding share-based compensation and unusual items, in internal reports used by management in monitoring and making decisions regarding ICG's business, including in monthly financial reports prepared for management and in periodic reports to ICG's Board of Directors.

  An important limitation of ICG's non-GAAP financial measures is that they exclude expenses, some of which may be significant, that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges to exclude from the non-GAAP financial measures.

  To mitigate the limitations associated with non-GAAP financial measures, ICG reconciles its non-GAAP financial measures to the nearest comparable GAAP financial measures and recommends that investors and potential investors do not give undue weight to its non-GAAP financial measures.
CONTACT: Investor inquiries:
         Karen Greene
         ICG
         Investor Relations
         610-727-6900
         IR@icg.com